SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material Under Rule 14a-12

ARTES MEDICAL, INC.
(Name of Registrant as Specified in Charter)

H. MICHAEL SHACK
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ARTES MEDICAL, INC. 2008 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON OCTOBER 30, 2008 AT 10:00 A.M.

The Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on October 6, 2008, by Dr. H. Michael Shack (the “Soliciting Person”) is available at www.artesproxy.com.

Artes Medical, Inc. (the “Company”) has scheduled its Annual Meeting of Stockholders for October 30, 2008, at the San Diego Marriott Del Mar located at 11966 El Camino Real, San Diego, California 92130 at 10:00 A.M.

The Soliciting Person intends to present and recommends a vote “for” the following matters at the Annual Meeting:

1.	Amend the Bylaws of the Company to allow a majority of stockholders to fill vacancies on the Board of Directors resulting from the removal of any Director;

2.	Amend the Bylaws of the Company to increase the number of directors from seven to eleven;

3.	Remove three of the current Directors of the Company under Delaware General Corporation Law Section 141(k)(1) for cause;

4.
Elect four new Directors to fill the newly created directorships pursuant to proposal #2 or if proposal #2 is defeated, elect three new Directors to fill the three vacancies created by the removal contained in proposal #3; and

5.	Vote on the election of two new Class II Directors to serve for three year terms until the annual meeting of Stockholders in 2011 or until their successors are duly elected and qualified.

A copy of all proxy materials, the blue proxy card, and soliciting materials will be made available to you at www.artesproxy.com.  All proxy documents are also available in German language at www.artesproxy.com.

The proxy solicitation firm of MacKenzie Partners, Inc. can assist you with directions, voting your shares and will answer any other questions.  They can be reached toll-free at (800) 322-2885 or (212) 929-5500 and via email at proxy@mackenziepartners.com.